Exhibit 99.1

[LETTERHEAD OF BRE PROPERTISE]

BRE PROPERTIES REPORTS SECOND QUARTER 2003 RESULTS

SAN FRANCISCO (July 15, 2003) – BRE PROPERTIES, INC., (NYSE:BRE) today reported operating results for the quarter and six months ended June 30, 2003.

Net income available to common shareholders for the second quarter totaled $27.3 million, or $0.59 per diluted share, as compared with $19.4 million, or $0.42 per diluted share, for the same period 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter totaled $45.6 million, as compared with $47.0 million in second quarter 2002. (A reconciliation of net income available to common shareholders to EBITDA is provided at the end of this release.) For second quarter 2003, revenues totaled $68.1 million, as compared with $64.8 million a year ago, excluding revenues from discontinued operations of $0.2 million and $3.9 million, respectively. Net income for the current quarter included a gain on the sale of one property totaling $13.5 million. There were no gains or losses on the sale of properties in 2Q 2002.

Net income available to common shareholders for the six-month period totaled $52.0 million, or $1.12 per diluted share, as compared with $39.6 million, or $0.86 per diluted share, for the same period 2002. EBITDA for the six-month period totaled $91.7 million, as compared with $93.1 million for the same period 2002. For the six months ended June 30, 2003, revenues totaled $135.2 million, as compared with revenues of $127.5 million for the same period 2002, excluding revenues from discontinued operations of $2.0 million and $7.8 million, respectively. Net income for the six months ended June 30, 2003 included a gain on the sales of properties totaling $23.1 million. There were no gains or losses on the sale of properties in the year ago period.

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For the second quarter, funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $27.7 million, or $0.58 per diluted share, as compared with $32.2 million, or $0.67 per diluted share, for the same period 2002. For the six-month period, FFO totaled $56.7 million, or $1.19 per diluted share, compared with $64.3 million, or $1.34 per diluted share, in the same period 2002. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

BRE’s overall operating results were influenced by property-level same-store performance, disposition activities during 2002 and 2003, and increased interest expense. For second quarter 2003, same-store net operating income (NOI) decreased 5% as compared with second quarter 2002 results. For the six months ended June 30, 2003, same-store NOI decreased 7%, as compared with the same period 2002. On a sequential basis, same-store NOI increased 2% over first quarter 2003. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.)

Net Operating Income by Region Three Months Ended June 30, 2003
Region	# of Units	Book Cost	% of Book Cost	NOI	% of NOI
Southern California	7,826	$770,123	36%	$19,270	40%
Northern California	5,644	575,708	27%	14,747	30%
Mountain/Desert	5,324	482,229	22%	8,021	17%
Pacific Northwest	3,149	323,177	15%	5,874	12%
Discontinued operations	—	—	—	229	0%
Partnership and other income	—	—	—	388	1%

($ amounts in 000s) Total	21,943	$2,151,237	100%	$48,529	100%

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Disposition activities during 2003 and 2002 reduced second quarter 2003 NOI $2.2 million, as compared with second quarter 2002. For the six months ended June 30, 2003, sales of apartment communities effectively reduced NOI by $3.6 million, as compared with the same period in 2002. On a sequential basis, asset sales completed during the first four months of 2003 reduced second quarter NOI by $784,000. The reduction in NOI attributed to disposition activities has been partially offset by NOI derived from acquisitions and development communities added to BRE’s portfolio during the past 12 months. These communities contributed NOI totaling $2.3 million during second quarter 2003, and $4.3 million during the year-to-date period.

For second quarter 2003, interest expense was $15.3 million, compared with $13.4 million in the same period 2002. For the six months ended June 30, 2003, interest expense was $29.7 million, compared with $26.3 million in the same period 2002. This increase is the result of reduced levels of capitalized interest and a shift from variable rate debt to fixed rate debt. On a sequential basis, interest expense increased $865,000 from first quarter 2003. The increase is attributed to a reduction of capitalized interest as development communities reach the end of construction.

Earnings Outlook

As of July 6, 2003, 14 research analysts had contributed quarterly FFO estimates on BRE to First CallTM, a widely referenced source of consensus earnings. Current analyst estimates of BRE’s per share FFO for second quarter 2003 range from $0.59 to $0.61, for a consensus average of $0.60 per share.

For the year 2003, 16 analysts have contributed FFO estimates on BRE to First Call ranging from $2.32 to $2.52, for a consensus average of $2.43. The company believes that FFO per share results for 2003 will continue to be affected by weak regional and national economic conditions. In addition, during the past three quarters, the company has completed the disposition of assets with a sales price totaling approximately $131 million, which will have a

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dilutive impact on earnings until the proceeds derived from property sales are reinvested. The company does not expect any material property acquisition activity to occur until late 2003. Given current expectations and judgment, the company believes that FFO estimates for 2003 should be adjusted to a range of $2.40 to $2.45 per share. In addition, BRE believes that earnings per share (EPS) estimates for 2003 should be adjusted to a range of $1.80 to $1.85 per share, which includes gains on sales associated with property dispositions. EPS estimates may be subject to fluctuation as a result of several factors, including changes in the recognition of depreciation expense and any gains or losses associated with disposition activity.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,943 apartment units owned by BRE, same-store units totaled 18,836 for the quarter, and 18,656 for the year-to-date period.

Same-Store % Growth Results Q2 2003 Compared with Q2 2002
	# of Units	% of NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	25%	-10%	0%	-13%
San Diego	2,923	19%	2%	-1%	3%
L.A./Orange County	3,186	18%	5%	1%	7%
Seattle	2,881	12%	-5%	-5%	-5%
Sacramento	1,896	9%	-2%	2%	-4%
Phoenix	2,214	8%	-5%	2%	-8%
Salt Lake City	1,264	5%	-5%	-6%	-5%
Denver	984	4%	-9%	4%	-15%

Total	18,836	100%	-4%	-1%	-5%

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Same-Store % Growth Results Six Months Ended 6/30/2003 Compared with Six Months Ended 6/30/2002
	# of Units	% of NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	26%	-12%	1%	-15%
San Diego	2,923	19%	2%	-1%	3%
L.A./Orange County	3,186	18%	5%	1%	7%
Seattle	2,701	11%	-8%	-4%	-10%
Sacramento	1,896	9%	-4%	2%	-6%
Phoenix	2,214	8%	-8%	1%	-12%
Salt Lake City	1,264	5%	-6%	-3%	-7%
Denver	984	4%	-10%	3%	-15%

Total	18,656	100%	-5%	0%	-7%

On a year-over-year basis, same-store operating results were affected by continued declines in market rents. Average market rents for the second quarter decreased 6% to $1,064 per unit, from $1,135 per unit in the second quarter 2002. Physical occupancy levels averaged 95% during second quarter 2003 and 94% during second quarter 2002. Annualized resident turnover averaged 66% during the six months ended June 30, 2003, as compared with 65% in the same period last year. The modest increase in annualized turnover was attributed primarily to higher turnover activity in the company’s San Diego, Sacramento and Seattle markets.

On a sequential basis, same-store revenue increased 1%, which combined with flat real estate expenses generated a 2% increase in NOI. Average market rents in the same-store portfolio during the second quarter were flat compared with the first quarter. Average occupancy levels improved to 95% in the second quarter from 94% in the first quarter 2003.

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Same-Store Average Occupancy and Turnover Rates
	Occupancy Levels			Turnover Ratio
	Q2 2003	Q1 2003	Q2 2002	YTD 2003	YTD 2002
San Francisco	95%	95%	95%	69%	69%
San Diego	95%	95%	96%	65%	60%
L.A./Orange County	96%	95%	95%	52%	52%
Sacramento	95%	93%	95%	85%	77%
Seattle	94%	94%	94%	61%	58%
Salt Lake City	92%	92%	93%	72%	80%
Denver	95%	93%	93%	72%	77%
Phoenix	92%	92%	92%	67%	68%

Average	95%	94%	94%	66%	65%

Disposition Activity

During second quarter 2003, BRE sold one community with 354 units: Brookdale Glen, located in Portland, Oregon. The community was sold for an aggregate sales price of approximately $25.9 million, resulting in a gain on sale of $13.5 million. This sale completed the company’s exit of the Portland metro market.

Acquisition and Development Activity

During second quarter 2003, BRE delivered one community and transferred this community from construction-in-progress to investments in real estate: Pinnacle at Talega, with 252 units, located in San Clemente, California. At June 30, 2003, the company had two communities with 672 units in the lease-up phase. Average occupancy for these lease-up communities was 68% of total units at the end of Q2 2003.

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Lease-Up Communities at June 30, 2003

	Cost	Total Units	Delivered Units	Occupancy
Pinnacle at Denver Tech Center	$53,662	420	420	60%
Pinnacle at Talega I	$44,747	252	252	82%

Total/ Average	$98,409	672	672	68%

BRE currently has three communities with a total of 536 units in development, at a total estimated cost of $106.9 million. Expected delivery dates for these communities range from first to second quarter 2004. All development communities are located in Southern California. At June 30, 2003, the company also owned two parcels of land in Southern California, representing 408 units of future development.

Financial Information

At June 30, 2003, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $2.8 billion, with a debt-to-total market capitalization ratio of 40%. BRE’s outstanding debt of $1.1 billion carried a weighted average interest rate of 5.80% for the six months ended June 30, 2003. BRE’s coverage ratio of EBITDA to interest expense was 3.0 times for the quarter, and 3.1 times for the six-month period. The weighted average maturity for BRE’s debt is six years. At June 30, 2003, outstanding borrowings under the company’s unsecured line of credit totaled $125 million, with an average interest cost of 2.7%.

In April 2003, the company amended and restated its revolving credit facility. The company extended the maturity date of the facility to April 2006 from December 2003, with an option to extend the term one year beyond the maturity date. At its election, the company reduced the borrowing capacity to $350 million from $450 million. Borrowings under the credit facility bear interest at 70 basis points over LIBOR.

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Also during second quarter 2003, the company established a $100 million Fannie Mae credit facility maturing in 2008. The credit facility is secured by five multifamily communities, which are held by a bankruptcy-remote special purpose subsidiary of BRE. Initial borrowings under the facility will bear interest at variable rates with maturities from one to nine months, plus a facility fee of up to 0.65%. The initial all-in rate on borrowings, including interest, margin and fees, is 1.87%. The company also has the option to convert variable-rate borrowings to fixed-rate borrowings. Subject to the terms of the facility, BRE has the option to increase its size to $250 million. Drawings on the line of credit are available to fund investment activities and for general corporate purposes.

During third quarter 2001, BRE’s board of directors authorized the purchase of the company’s common stock in an amount up to $60 million. The timing of repurchase activity is dependent on the market price of the company’s shares, and other market conditions and factors. To date, the company has repurchased a total of $51.1 million of common stock, representing 1,785,600 total shares, at an average price of $28.64 per share.

For second quarter 2003, cash dividend payments to common shareholders totaled $22.6 million, or $0.4875 per share, consistent with the same period in 2002. Cash dividend payments for the six months ended June 30, 2003, reached $45.0 million, or $0.975 per share, also consistent with the same period last year.

Q2 2003 Analyst Conference Call

The company will hold a conference call on Wednesday, July 16 at 8:30 a.m. PDT (11:30 a.m. EDT) to review these results. The dial-in number to participate is 888.290.1473. A telephone replay of the call will be available July 16-31, 2003 at 800.642.1687 (Conference ID# 1342608). A live webcast of the conference call will be available on the Presentations page in the Shareholder section of the company’s website. An online playback of the webcast will be available for 30 days following the call.

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About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its Residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 77 apartment communities totaling 21,943 units in California, Arizona, Washington, Utah and Colorado. The company currently has five other apartment communities in various stages of development and construction, totaling 944 units, and joint venture interests in two additional apartment communities, totaling 488 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding company and property performance, and is based on the company’s current expectations and judgment. Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which BRE operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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BRE Properties, Inc.

Financial Summary

June 30, 2003

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	June 30, 2003	June 30, 2002
Assets
Real estate portfolio
Direct investments in real estate:
Investments in rental properties	$2,151,237	$2,023,196
Construction in progress	59,736	85,065
Less: accumulated depreciation	(213,733)	(180,103)

	1,997,240	1,928,158

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,557	11,104
Construction in progress	—	51,247

	10,557	62,351

Land under development	16,141	19,615
Total real estate portfolio	2,023,938	2,010,124
Cash	99	4,877
Other assets	49,300	51,559

Total assets	$2,073,337	$2,066,560

Liabilities and shareholders’ equity
Liabilities
Unsecured senior notes	$764,474	$623,672
Mortgage loans	137,196	215,979
Unsecured line of credit	125,000	287,000
Secured line of credit	100,000	—
Accounts payable and accrued expenses	35,640	34,205

Total liabilities	1,162,310	1,160,856

Minority interests	44,734	51,507

Shareholders’ equity
Preferred stock, $.01 par value; $25 liquidation preference; 10,000,000 shares authorized. 2,150,000 shares 8.50% Series A cumulative redeemable issued and outstanding; 3,000,000 shares 8.08% Series B cumulative redeemable issued and outstanding.	128,750	128,750
Common stock; $.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 46,234,055 and 45,990,253 at June 30, 2003 and 2002, respectively.	462	460
Additional paid-in capital	737,081	724,987

Total shareholders’ equity	866,293	854,197

Total liabilities and shareholders’ equity	$2,073,337	$2,066,560

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BRE Properties, Inc.

Financial Summary

June 30, 2003

CONSOLIDATED INCOME STATEMENTS (Unaudited)

(In thousands, except per share data)

	Quarter ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
REVENUE
Rental income	$64,692	$60,647	$128,196	$119,506
Ancillary income	2,984	2,762	5,841	5,346
Partnership and other income	388	1,357	1,132	2,647

Total revenue	68,064	64,766	135,169	127,499
EXPENSES
Real estate expenses	19,764	17,768	39,160	34,596
Depreciation	12,981	10,878	25,811	20,884
Interest expense	15,306	13,431	29,747	26,264
General and administrative	2,917	2,410	5,600	4,613

Total expenses	50,968	44,487	100,318	86,357
Income before minority interests in consolidated subsidiaries and discontinued operations	17,096	20,279	34,851	41,142
Minority interests	830	954	1,654	1,923

Income from continuing operations	16,266	19,325	33,197	39,219
Discontinued operations:
Net gain on sales	13,511	—	23,147	—
Discontinued operations, net (1)	229	1,420	936	2,866

Total discontinued operations	13,740	1,420	24,083	2,866

NET INCOME	$30,006	$20,745	$57,280	$42,085

Dividends attributable to preferred stock	2,657	1,308	5,314	2,450

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$27,349	$19,437	$51,966	$39,635

Net income per common share – Basic	$0.59	$0.42	$1.13	$0.86

Net income per common share – Assuming dilution	$0.59	$0.42	$1.12	$0.86

Weighted average shares outstanding – Basic	46,100	45,950	46,025	45,895
Weighted average shares outstanding – Assuming dilution	47,650	48,080	47,510	47,960

(1)	Details of net earnings from discontinued operations:

	Quarter ended 6/30/03	Quarter ended 6/30/02	Six months ended 6/30/03	Six months ended 6/30/02
Rental and ancillary income	$245	$3,929	$1,984	$7,827
Real estate expenses	(16)	(1,533)	(742)	(2,979)
Interest expense	—	(247)	—	(502)
Depreciation	—	(729)	(306)	(1,480)

Income from discontinued operations, net	$229	$1,420	$936	$2,866

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Reconciliation and Definition of Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and, therefore, may not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is based on NAREIT’s current definition and is calculated by BRE as net income computed in accordance with GAAP, excluding gains or losses from sales of investments, plus depreciation, and after adjustments for unconsolidated joint ventures and minority interests convertible to common shares. We consider FFO to be an appropriate supplemental measure of the operating performance of an equity REIT because, by excluding gains or losses and depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Below is a reconciliation of net income available to common shareholders to FFO:

	Quarter ended 6/30/03	Quarter ended 6/30/02	Six months ended 6/30/03	Six months ended 6/30/02
Net income available to common shareholders	$27,349	$19,437	$51,966	$39,635
Depreciation from continuing operations	12,981	10,878	25,811	20,884
Depreciation from discontinued operations	—	729	306	1,480
Minority interests	830	954	1,654	1,923
Depreciation from unconsolidated entities	285	337	576	733
Net gain on investments	(13,511)	—	(23,147)	—
Less: Minority interests not convertible to common	(250)	(166)	(493)	(336)

Funds from operations	$27,684	$32,169	$56,673	$64,319

Average shares outstanding – diluted	47,650	48,080	47,510	47,960
Net income per common share – diluted	$0.59	$0.42	$1.12	$0.86

FFO per common share – diluted	$0.58	$0.67	$1.19	$1.34

Adjusted Funds from Operations (AFFO)

AFFO represents funds from operations less recurring value retention capital expenditures. We consider AFFO to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses on investments and depreciation. Unlike FFO, AFFO also reflects that capital expenditures are necessary to maintain the associated real estate assets. Below is a reconciliation of net income available to common shareholders to AFFO:

	Quarter ended 6/30/03	Quarter ended 6/30/02	Six months ended 6/30/03	Six months ended 6/30/02
Net income available to common shareholders	$27,349	$19,437	$51,966	$39,635
Depreciation from continuing operations	12,981	10,878	25,811	20,884
Depreciation from discontinued operations	—	729	306	1,480
Minority interests	830	954	1,654	1,923
Depreciation from unconsolidated entities	285	337	576	733
Net gain on investments	(13,511)	—	(23,147)	—
Less: Minority interests not convertible to common	(250)	(166)	(493)	(336)
Less: Capital expenditures	(2,562)	(2,111)	(5,110)	(3,784)

Adjusted funds from operations	$25,122	$30,058	$51,563	$60,535
Average shares outstanding – diluted	47,650	48,080	47,510	47,960
Net income per common share – diluted	$0.59	$0.42	$1.12	$0.86

AFFO per common share – diluted	$0.53	$0.63	$1.09	$1.26

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Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and excludes gains or losses from sales of investments and preferred stock dividends. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, interest, and the gain or loss from property dispositions, which permits investors to view income from operations unclouded by non-cash depreciation or the cost of debt. Below is a reconciliation of net income available to common shareholders to EBITDA:

	Quarter ended 6/30/03	Quarter ended 6/30/02	Six months ended 6/30/03	Six months ended 6/30/02
Net income available to common shareholders	$27,349	$19,437	$51,966	$39,635
Interest	15,306	13,678	29,747	26,766
Depreciation	12,981	11,607	26,117	22,364
Minority interests	830	954	1,654	1,923
Net gains on investments	(13,511)	—	(23,147)	—
Dividends on preferred stock	2,657	1,308	5,314	2,450

EBITDA	$45,612	$46,984	$91,651	$93,138

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees.) We consider NOI to be an appropriate supplemental measure of our performance because it reflects the operating performance of our real estate portfolio at the property level and is used to make decisions about resource allocations and assessing regional property level performance. Below is a reconciliation of net income available to common shareholders to net operating income:

	Quarter ended 6/30/03	Quarter ended 6/30/02	Six months ended 6/30/03	Six months ended 6/30/02
Net income available to common shareholders	$27,349	$19,437	$51,966	$39,635
Interest	15,306	13,678	29,747	26,766
Depreciation	12,981	11,607	26,117	22,364
Minority interests	830	954	1,654	1,923
Net (gain) on investments	(13,511)	—	(23,147)	—
Dividends on preferred stock	2,657	1,308	5,314	2,450
General and administrative expense	2,917	2,410	5,600	4,613

NOI	$48,529	$49,394	$97,251	$97,751

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